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                                                                    Exhibit 12.1


                             K & F Industries, Inc.

              Statement of Computation of Earnings (Deficiency) to Fixed Charges



                                               Year Ended December 31,              January 1, 2004      November 18, 2004
                                               -----------------------                  Through              Through
                                         2000       2001       2002     2003      November 17, 2004      December 31, 2004
                                         ----       ----       ----     ----      ------------------    ------------------
                                                             (Predecessor)
                                     ---------------------------------------------------------------
                                                             (In thousands)
Income (loss) before income taxes... $  78,891   $  63,431  $  58,863  $ 51,121       $(54,069)              $   644
Fixed charges(b)(1) ................    38,182      34,348     27,640    45,998         36,338                 6,606
Less: capitalized interest..........        --          --         --        --             --                    --
                                      --------     -------    -------   -------       --------               -------
Earnings (deficiency)(a)(2).........  $117,073     $97,779    $86,503   $97,119       $(17,731)              $ 7,205
                                      ========     =======    =======   =======       =========              =======
Ratio of earnings available
to cover fixed charges(2)/(1).......     3.07x       2.85x      3.13x     2.11x                                1.09x

Deficiency of earnings available
to cover fixed charges (2)-(1)......                                                  $(17,731)


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(a)   Earnings consist of income (loss) before income taxes plus fixed charges
      (excluding capitalized interest).

(b) Fixed charges consist of interest on indebtedness (including capitalized interest and amortization of debt issuance costs) plus that portion of lease rental expense representative of the interest factor (deemed to be one-third of lease rental expense).